EXHIBIT 23.01

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

The Board of Directors

TranSwitch Corporation:

We consent to the incorporation by reference in this Registration Statement on Form S-3 of TranSwitch Corporation of our report dated January 20, 2004, with respect to the consolidated balance sheets of TranSwitch Corporation as of December 31, 2003, and the related consolidated statement of operations, stockholders’ equity and comprehensive income (loss) and cash flows for each of the years in the three-year period ended December 31, 2003, and the related financial statement schedule, which report appears in the 2003 annual report on Form 10-K of TranSwitch Corporation and to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

Our report dated January 20, 2004 includes an explanatory paragraph, which refers to the Company’s change in its method of computing depreciation during 2003 and that the Company adopted Statement of Financial Accounting Standards No. 142 “Goodwill and Other Intangible Assets” during 2002 as discussed in Notes 1 and 2 to the consolidated financial statements.

/s/    KPMG LLP

April 6, 2004